Exhibit 99.1

COMMONWEALTH OF VIRGINIA
State Corporation Commission
STATE CORPORATION COMMISSION	Document Control Center
11/24/2025 - 12:35 PM
AT RICHMOND, NOVEMBER 24, 2025

PETITION OF

APPALACHIAN POWER COMPANY	CASE NO. PUR-2025-00116

For a financing order authorizing the issuance of securitized asset cost bonds pursuant to § 56-249.8 of the Code of Virginia

FINANCING ORDER

During its 2025 Session, the Virginia General Assembly enacted Chapters 497 and 597, which became effective July 1, 2025. These duplicate Acts of Assembly (“Act”), among other things, amended the Code of Virginia (“Code”) by adding Code § 56-249.8 (“Securitization Statute”). Under the Securitization Statute, an electric utility may seek authorization to issue securitized asset cost bonds that are secured by securitized asset cost property,1 including a dedicated securitized asset cost charge that is separate and distinct from the utility’s base rates.2

On July 31, 2025, Appalachian Power Company (“APCo” or “Company”) completed filing with the State Corporation Commission (“Commission”) the Company’s petition (“Petition”) for a financing order pursuant to Code § 56-249.8, to finance certain securitized asset cost balances through securitized asset cost bonds. Specifically, the Petition seeks:

(i)

Authorization to finance through a securitization ...: (1) the Virginia jurisdictional storm restoration costs incurred between January 1, 2024 and March 31, 2025, in the amount of approximately $140.6 million (“Storm Costs”); (2) the Virginia jurisdictional share of the undepreciated plant balances of the Amos and Mountaineer power plants as of December 31, 2023, in the amount of approximately $1.2 billion; and (3) up-front financing costs associated with this proposed securitization transaction in the amount of approximately $11.2 million (“Up-front Financing Costs”);

[1]	Code § 56-249.8 A (“Securitized asset cost bonds”), B.
[2]	Code § 56-249.8 A (“Securitized asset cost charge”).

(ii)	Approval of the proposed securitization financing structure (“Securitization”);

(iii)	Approval to sponsor the issuance of Securitized Asset Cost Bonds in the amount of approximately $1,376 billion, in one or more series or tranches;

(iv)	Approval of the Up-front Financing Costs incurred in connection with the issuance of the Securitized Asset Cost Bonds and on-going financing costs (“On-going Financing Costs”);

(v)

Approval to create Securitized Asset Cost Property, including the right to: (a) impose, bill, charge, collect and receive nonbypassable Securitized Asset Cost Charges sufficient to recover the principal of, and interest on, the Securitized Asset Cost Bonds plus On-going Financing Costs; and (b) obtain periodic formulaic adjustments to the Securitized Asset Cost Property as provided in APCo’s proposed Financing Order;[3]

(vi)	Approval of the tariff to implement the Securitized Asset Cost Charges;

(vii)	Approval of the Storm Costs; and

(viii)	Approval of the Company’s request for an exemption from the Affiliates Act approval for the Securitization.

As set forth in the Petition, and updated during this proceeding, APCo requests authorization to issue Securitized Asset Cost Bonds in the amount of approximately $1,375,500,000 (“Securitizable Balance”), which consists of approximately $1,364,256,421 of Securitized Asset Costs, minus any Aggregate Customer Opt-Out Payments as defined in the Large Customer Opt-Out Provision, plus Up-front Financing Costs of issuing the Securitized Asset Cost Bonds of approximately $11,243,579.

On August 11, 2025, the Commission issued an Order for Notice and Hearing (“Procedural Order”) in this case. Among other things, the Procedural Order required the Company to provide notice of the Petition; directed the Commission’s Staff (“Staff’) to

[3]	APCo’s proposed Financing Order is Attachment 2 to the Petition.

investigate and file testimony on the Petition; provided opportunities for interested persons to participate in this proceeding; scheduled a public hearing to convene on October 1, 2025; and appointed a Hearing Examiner to conduct all further proceedings in this matter on behalf of the Commission.

A notice of participation was filed in this proceeding by the Office of the Attorney General’s Division of Consumer Counsel (“Consumer Counsel”).

Prefiled testimony was filed in this case by APCo and Staff. Four public comments were also submitted.

On October 1, 2025, the public hearing was conducted in the Commission’s courtroom to receive the evidence of the case participants and any public witness testimony.

On October 15, 2025, the Report of D. Mathias Roussy, Jr., Chief Hearing Examiner (“Report”) was filed in this case. On October 29,2025, APCo, Consumer Counsel, and Staff filed comments on the Report (“Comments”).

Code of Virginia

Code § 56-249.8 B provides that:

Notwithstanding the provisions of Chapter 3 (§ 56-55 et seq.), an electric utility may petition the Commission for a financing order pursuant to this section. No more than four months after the date such petition is filed, the Commission shall issue either (i) such financing order in accordance with the requirements of subdivision 2 or (ii) an order rejecting the petition, no more than four months from the date of filing such petition.

Under Code § 56-249.8 B 1, the petition for a financing order shall include:

(i) an estimate of the total amount of any securitized asset costs that the electric utility has incurred over the time period noted in the petition; (ii) an indication of whether the electric utility proposes to finance all or a portion of the securitized asset costs using one or more series or tranches of securitized asset cost bonds; (iii) an estimate and details of the financing costs related to the securitized asset costs to be financed through the securitized asset cost bonds; (iv) an estimate of the securitized asset cost charges necessary to recover the securitized asset costs and all financing costs and the proposed period for recovery of such costs; (v) a description of any benefits expected to result from the issuance of securitized asset cost bonds, including the avoidance of or significant mitigation of abrupt and significant increases in rates to the electric utility’s customers for the applicable time period; and (vi) direct testimony and exhibits supporting the petition. If the electric utility proposes to finance a portion of the securitized asset costs, the electric utility shall identify in the petition the specific amount of securitized asset costs for the applicable time period to be financed using securitized asset cost bonds.

A financing order issued by the Commission pursuant to Code § 56-249.8 B 2 a shall include the following:

1.

The amount of securitized asset costs to be financed using securitized asset cost bonds. The Commission shall describe and estimate the amount of financing costs that may be recovered through securitized asset cost charges. The financing order shall also specify the period over which securitized asset costs and financing costs may be recovered and whether the securitized asset cost bonds may be offered and issued in one or more series or tranches during a fixed period not to exceed one year after the date of the financing order;

2.	A finding that the proposed issuance of securitized asset cost bonds is in the public interest and the associated securitized asset cost charges are just and reasonable;

3.

A finding that the structuring and pricing of the securitized asset cost bonds are reasonably expected to result in reasonable securitized asset charges consistent with market conditions at the time the securitized asset cost bonds are priced and the terms set forth in such financing order;

4.

A requirement that, for so long as the securitized asset cost bonds are outstanding and until all financing costs have been paid in full, the imposition and collection of securitized asset cost charges authorized under a financing order shall be nonbypassable and paid by all retail customers of the electric utility, irrespective of the generation supplier of such customer, except for an exempt retail access customer;

5.

A formula-based true-up mechanism for making annual adjustments to the securitized asset cost charges that customers are required to pay pursuant to the financing order and for making any adjustments that are necessary to correct for any overcollection or undercollection of the charges or to otherwise ensure the timely payment of securitized asset cost bonds and financing costs and other required amounts and charges payable in connection with the securitized asset cost bonds:

6.

The securitized asset cost property that is, or shall be, created in favor of an electric utility or its successors or assignees and that shall be used to pay or secure securitized asset cost bonds and all financing costs;

7.

The authority of the electric utility to establish (i) the terms and conditions of the securitized asset cost bonds, including repayment schedules, expected interest rates, the issuance in one or more series or tranches with different maturity dates, and other financing costs, and (ii) the terms and conditions of the ancillary documents related to the securitized asset cost bonds, including servicing arrangements for securitized asset cost charges;

8.	A finding that the securitized asset cost charges shall be allocated among customer classes in accordance with the methodology approved in the electric utility’s most recent base rate case;

9.

A requirement that after the final terms of an issuance of securitized asset cost bonds have been established and before the issuance of securitized asset cost bonds, the electric utility determines the resulting initial securitized asset cost charge in accordance with the financing order and that such initial securitized asset cost charge be final and effective upon the issuance of such securitized asset cost bonds without further Commission action so long as such initial securitized asset cost charge is consistent with the financing order;

10.

A method of tracing funds collected as securitized asset cost charges, or other proceeds of securitized asset cost property, and a requirement that such method be the method of tracing such funds and determining the identifiable cash proceeds of any securitized asset cost property subject to the financing order under applicable law:

11.

A requirement that the electric utility’s base rates, exclusive of the cost of securitized asset cost bonds, reflect the reduction of rates associated with securitization effective on the date on which proceeds from the issuance of the securitized asset cost bonds are received by the electric utility;

...

13.

A requirement that the electric utility’s base rates, exclusive of the cost of securitized asset cost bonds, reflect the reduction of rate base associated with the securitization of utility plant balances effective on the date proceeds from the issuance of the securitized asset cost bonds are received by the utility; [and]

...

15.	Any other conditions not otherwise inconsistent with this section that the Commission determines are appropriate.

NOW THE COMMISSION, having considered this matter, is of the opinion and finds that the Report of Chief Hearing Examiner Roussy should be adopted, including his recommendations on securitization for both plant and Storm Costs.4 As stated by the Chief Hearing Examiner, “[wjhile APCo’s proposed 20-year securitization would introduce intergenerational equity concerns for some customers in the latter years of the securitization term, . . any such negative impacts to some customers in the future are outweighed by the significant net present value savings and beneficial bill impacts for customers that the record demonstrates are available through securitization . . .”5 Accordingly, the Commission finds as follows:6

[4]

See e.g., Report at 47-51. See also, Consumer Counsel Comments at 1 (agreeing with the Report’s findings and recommendations and supporting the Commission’s issuance of a financing order authorizing APCo to securitize $1,376 billion of Amos and Mountaineer plant balances, Storm Costs, and associated financing costs); APCo Comments at 3 (asking that the Commission approve inclusion of Storm Costs in the securitization); Staff Comments at 1 (stating that while Staff did not take a position on securitization of Storm Costs, Staff does not oppose the Chief Hearing Examiner’s recommendation).

[5]	Report at 37.
[6]

The Commission has fully considered the evidence and arguments in the record supporting and opposing the positions of all participants. See also Board of Super-visors ofLoudoun County v. State Corp. Comm ’n, 292 Va. 444, 454 n. 10 (2016) (“We note that even in the absence of this representation by the Commission, pursuant to our governing standard of review, the Commission’s decision comes to us with a presumption that it considered all of the evidence of record.”) (citation omitted).

COSTS ELIGIBLE FOR FINANCING

Securitizable Balance

The Commission finds that the Securitizable Balance of approximately $1,375,500,000, consisting of approximately $1,364,256,421 of Securitized Asset Costs, minus $0 of Aggregate Customer Opt-Out Payments as defined in the Large Customer Opt-Out Provision, plus Up-front Financing Costs of issuing the Securitized Asset Cost Bonds of approximately $11,243,579, is eligible for financing through securitization and recovery through Securitized Asset Cost Charges.

Any over- or under-recovery of Securitized Asset Costs and/or Up-front Financing Costs will be eligible for future recovery or refund.

Further, the Commission finds, subject to the requirements and conditions herein, (i) that the proposed issuance of Securitized Asset Cost Bonds is in the public interest and the associated Securitized Asset Cost Charges are just and reasonable; and (ii) that the structuring and pricing of the Securitized Asset Cost Bonds are reasonably expected to result in reasonable Securitized Asset Cost Charges consistent with market conditions at the time the Securitized Asset Cost Bonds are priced and the terms set forth in this Financing Order (collectively, “Statutory Cost Objectives”).

In issuing this Financing Order, the Commission finds that APCo shall be required to certify that Customers7 will realize quantifiable customer benefits from the Securitization, measured by both lower bill impacts and a positive net present value (“NPV”) compared to traditional cost recovery methods once the final structure and terms of the bond issuance are determined and prior to issuance of the Securitized Asset Cost Bonds. We further find the pre-tax weighted average cost of capital (as established in APCo’s then most recent base rate case) shall be used as the discount rate in that NPV calculation.

[7]

The term “Customers” as used herein means all existing and future Commission-jurisdictional retail customers that receive electric service within APCo’s geographic service territory m the Commonwealth that have not opted out and are therefore subject to the Securitized Asset Cost Charges.

Large Customer Opt-Out of Securitized Asset Cost Charges

Pursuant to Enactment Clause 2 of the Act, any retail customer of APCo that is receiving electricity supply service from APCo, and whose demand exceeded five megawatts during the calendar year prior to the filing of this Petition, was eligible to opt out of financing its pro rata obligation for Securitized Asset Cost Charges through the Securitization. APCo’s Petition provided notice to all such customers of their eligibility to opt out. No customer provided APCo with the written notice required to opt out of the Securitized Asset Cost Charges.

STRUCTURE OF ISSUANCE

APCo’s proposed financing structure adheres to the requirements of the Act.

Special Purpose Entities

For purposes of securitization, it is reasonable for APCo to utilize one or more Special Purpose Entities (“SPEs”), each of which will be a Delaware limited liability company (“LLC”) with APCo as its sole member. Any such SPE will be an “assignee” as defined in Code § 56-249.8 A, when an interest in Securitized Asset Cost Property is transferred, other than as security, to such SPE, and such SPE may issue Securitized Asset Cost Bonds in accordance with this Financing Order.

Securitized Asset Cost Property

In accordance with Code § 56-249.8 E 1 a, “Securitized Asset Cost Property” shall constitute (i) all rights and interests of APCo, or its successor or assignee, under this Financing Order, including the right to impose, bill, charge, collect and receive Securitized Asset Cost Charges authorized in this Financing Order and to obtain periodic adjustments to such Securitized Asset Cost Charges as provided in this Financing Order, and (ii) all revenues, collections, claims, rights to payments, payments, money or proceeds arising from the rights and interests specified in this Financing Order, regardless of whether such revenues, collections, claims, rights to payment, payments, money or proceeds are imposed, billed, charged, collected or received with, or maintained together with or commingled with, other revenues, collections, rights to payment, payments, money or proceeds.8 The Commission finds that (i) the Securitized Asset Cost Property constitutes “securitization asset cost property” as such term is used in the Securitization Statute, and (ii) it is reasonable for APCo to sell or otherwise transfer Securitized Asset Cost Property to the SPE pursuant to the terms of this Financing Order.

Pursuant to Code § 56-249.8 E 3 a, any sale, assignment, or other transfer of Securitized Asset Cost Property pursuant to this Financing Order shall be an absolute transfer and true sale of, and not a pledge of, or secured transaction relating to, the transferor’s right, title, and interest in, to, and under the Securitized Asset Cost Property, provided that the documents governing the transaction expressly state that the transaction is a sale or other absolute transfer other than for federal and state income tax purposes. For all purposes other than federal and state income tax purposes, the parties’ characterization of a transaction as a sale of an interest in Securitized Asset Cost Property shall be conclusive that the transaction is a true sale and that ownership has passed to the party characterized as the purchaser, regardless of any fact or circumstance that might support characterization of the transfer as a secured transaction. A transfer of an interest in Securitized Asset Cost Property shall occur only when all of the following have occurred: (i) this Financing Order creating the Securitized Asset Cost Property has become effective; (ii) the documents evidencing the transfer of Securitized Asset Cost Property have been executed and

[8]

The term “Securitized Asset Cost Property” is used but not defined in the Securitization Statute. The definition of “Securitized Asset Cost Property” authorized and used in this Financing Order aligns with the definition of “deferred fuel cost property” set forth in Code § 56-249.6:1.

delivered by APCo and the SPE; and (iii) value is received by APCo for the Securitized Asset Cost Property. After such a transaction, the Securitized Asset Cost Property shall not be subject to any claims of APCo’s creditors, other than creditors holding a prior security interest in the Securitized Asset Cost Property perfected in accordance with Code § 56-249.8 E 2.

Furthermore, pursuant to Code § 56-249.8 E 3 b, the characterization of the sale, assignment, or other transfer as an absolute transfer and true sale, and the corresponding characterization of the interest of the SPE as an ownership interest, shall not be affected or impaired by the occurrence of any of the following factors: (1) the commingling of Securitized Asset Cost Charges with other amounts; (2) the retention by APCo of (i) a partial or residual interest, including an equity interest, in the Securitized Asset Cost Property, whether direct or indirect, or whether subordinate or otherwise, or (ii) the right to recover costs associated with taxes, franchise fees, or license fees imposed on the collection of Securitized Asset Cost Charges; (3) any recourse that the SPE may have against APCo; (4) any right or obligation that APCo may have to repurchase the Securitized Asset Cost Charges; (5) any indemnification obligations of APCo; (6) the obligation of APCo to collect Securitized Asset Cost Charges on behalf of the SPE; (7) APCo acting as the servicer of the Securitized Asset Cost Charges or the existence of any contract that authorizes or requires APCo, to the extent that any interest in Securitized Asset Cost Property is sold or assigned, to agree with the SPE or any financing party that it will continue to operate its system to provide service to its customers, will collect amounts in respect of the Securitized Asset Cost Charges for the benefit and account of such assignee or financing party. and will account for and remit such amounts to or for the account of such assignee or financing party; (8) the treatment of the sale, conveyance, assignment, or other transfer for tax, financial reporting, or other purposes; (9) the granting or providing to bondholders of a preferred right to the Securitized Asset Cost Property or credit enhancement by APCo or its affiliates with respect to the Securitized Asset Cost Bonds; or (10) any application of the formula-based adjustment mechanisms as provided in the Securitization Statute and this Financing Order.

Upon the transfer by APCo of the Securitized Asset Cost Property to the SPE, that SPE will have all of the rights, title and interest of APCo with respect to such Securitized Asset Cost Property, including, consistent with the Act, the right to impose, bill, charge, collect and receive the Securitized Asset Cost Charges authorized by this Financing Order and to obtain periodic formulaic adjustments to each Securitized Asset Cost Charge. Such Securitized Asset Cost Property is expected to be pledged by the SPE to, and held and administered by, a trustee as collateral for payment of the Securitized Asset Cost Bonds to ensure the Statutory Cost Objectives are achieved.

As provided in Code § 56-249.8 K 1, the Commonwealth and its agencies, including the Commission, have pledged to and agree with bondholders, the owners of the Securitized Asset Cost Property, and other financing parties, that the Commonwealth and its agencies, including the Commission, will not (a) alter the provisions of the Securitization Statute that (i) authorize the Commission to create an irrevocable contract right or chose in action by the issuance of this Financing Order, to create Securitized Asset Cost Property, and (ii) make the Securitized Asset Cost Charges imposed by this Financing Order irrevocable, binding, or nonbypassable charges; or (b) take or permit any action that impairs or would impair the value of Securitized Asset Cost Property or the security for the Securitized Asset Cost Bonds or revises the Securitized Asset Costs for which recovery is authorized; or (c) in any way impair the rights and remedies of the bondholders, assignees, or other financing parties, as further described in Code § 56-249.8 K 1.

Transaction Documents

APCo’s and the SPE’s entry into a Purchase and Sale Agreement, Administration Agreement, Limited Liability Company Agreement (“LLC Agreement”), Indenture, and Servicing Agreement, are necessary to facilitate the transaction. The proposed agreements were filed on July 31, 2025 (“Transaction Documents”).9 An exemption from the requirements of Code § 56-77 A for these affiliate contracts or arrangements is in the public interest and granted pursuant to Code § 56-77 B. As a condition of the exemption granted herein, APCo shall ensure that the final version of the Transaction Documents, and all affiliate activities associated with securitization, comply with Code § 56-249.8 and this financing Order. Additionally, APCo shall include the following information in its Annual Report of Affiliate Transactions submitted each year to the Director of the Division of Utility Accounting and finance, in Microsoft Excel format with formulas intact, for the duration of APCo’s roles under the Servicing and Administration Agreements:

a. A schedule of the Securitized Asset Cost Charges collected by APCo and remitted to the SPE, by month and by dollar amount;

b. A schedule that quantifies the fees paid by the SPE to APCo, by type of fee, by month, by PERC account where the proceeds from each fee is recorded on APCo’s books, and by dollar amount;

c. A schedule that quantifies APCo’s internal and external costs to carry out its responsibilities under the Servicing and Administration Agreements, by agreement, by type of cost, by month, by PERC account where each cost is recorded on APCo’s books, and by dollar amount; and

d. A schedule that quantifies any other charges or fees to/from APCo from/to the SPE, by type of charge, by month, by PERC account where each charge or fee is recorded on APCo’s books, and by dollar amount.

[9]	Ex. 3. These Transaction Documents are subject to change to incorporate rating agency and other considerations.

Offering and Sale of Bonds

APCo is hereby authorized to sponsor the issuance of the Securitized Asset Cost Bonds through a negotiated sale or other sales option to achieve the Statutory Cost Objectives. The Securitized Asset Cost Bonds may be offered in one or more series consisting of one or more tranches during a fixed period of time not to exceed one year after the date of this Financing Order. The Commission finds that it is in the public interest for the Staff to monitor each phase of the offering and issuance, and APCo shall work with Staff to effectuate such monitoring.

Amortization, Interest Rates, and Credit Ratings of Securitized Asset Cost Bonds

The expected term of the scheduled final payment date of the last maturing series or tranche of bonds issued pursuant to the authority granted herein, as determined in the reasonable discretion of APCo, should be no more than approximately 20 years from the issuance of the series of Securitized Asset Cost Bonds. The legal maturity date of each tranche may be longer than the scheduled final payment date for that tranche.

The Commission finds that each tranche of the Securitized Asset Cost Bonds should have a fixed interest rate, determined consistent with current market conditions.

APCo should strive to achieve the highest available credit ratings on the Securitized Asset Cost Bonds, and APCo is authorized to provide the necessary credit enhancements, included in the recovery of related costs as On-going Financing Costs, to achieve such ratings.10

Security for the Securitized Asset Cost Bonds

APCo’s utilization of a collection account, including a general subaccount, a capital subaccount and an excess funds subaccount within the SPE, is reasonable and appropriate. The SPE sponsored by APCo may include other subaccounts in the collection account, if necessary, to obtain the targeted highest credit ratings on a series of Securitized Asset Cost Bonds.

[10]

Ordering Paragraph (24) authorizes APCo to make a capital contribution to the SPE. The “necessary credit enhancements” includable in On-going Financing Costs, as identified in the above paragraph, refers to the ability to draw capital from the associated subaccount to ensure the timely payment of the interest and principal. Funds drawn down in this way would be replenished when the nonbypassable rate is subsequently trued-up.

Method of Tracing Funds

As discussed below, the Securitized Asset Cost Charges to be collected from Customers will be placed on a separate line on Customers’ bills. Pursuant to Code § 56-249.8 B 2 a (10), APCo shall implement and maintain a method of tracing funds collected as Securitized Asset Cost Charges, or other proceeds of Securitized Asset Cost Property, that allows for the identification and segregation of such funds. This method shall include the use of a specific billing code for Securitized Asset Cost Charges, the deposit of such funds into designated collection accounts, and the maintenance of records sufficient to determine the identifiable cash proceeds of any Securitized Asset Cost Property subject to this Financing Order.

APCo as Initial Servicer of the Securitized Asset Cost Bonds

APCo’s proposal to act as initial servicer of the Securitized Asset Cost Bonds is reasonable and appropriate. APCo will continue to act as servicer unless the Commission approves a change of control of APCo, or as otherwise provided in the Servicing Agreement.

The on-going servicing fee for APCo, acting as the initial servicer, in an annual amount of 0.05 percent of the initial principal amount of such series of the Securitized Asset Cost Bonds plus out-of-pocket expenses provided for in the Servicing Agreement, is necessary to compensate the servicer adequately on an arms-length basis and ensure the high credit quality of the Securitized Asset Cost Bonds. In the event a substitute servicer is required, and such substitute servicer is not affiliated with APCo, the annual servicer fee payable to such substitute servicer shall not exceed 0.60 percent of the initial principal amount of such series of Securitized Asset Cost Bonds unless such higher rate is approved by the Commission.

APCo as Administrator of the SPE

APCo’s proposal to act as an administrator of the SPE under the proposed financing transaction is reasonable and appropriate.

The on-going fee to be paid to the administrator of $100,000 per year, plus out-of-pocket expenses provided for in the Administration Agreement, is necessary to cover the costs and expenses of administering the SPE and to preserve the integrity of the bankruptcy-remote structure of the SPE and the high credit quality of the Securitized Asset Cost Bonds.

On-going Financing Costs

The On-going Financing Costs identified in APCo’s Petition and that are identified in Attachment 4 of the form Issuance Advice Letter (‘IAL”), which is Appendix B to this Financing Order, qualify as Financing Costs eligible for recovery pursuant to Code § 56-249.8 A.

It is appropriate for APCo to credit back to Customers all periodic servicing and administration fees in excess of APCo’s or an affiliate of APCo’s incremental cost of performing the servicer or administrator function in the next rate case when costs and revenues associated with the servicing and administration fees will be included in the cost of service, but only to the extent such crediting does not impair the targeted highest credit ratings on the Securitized Asset Cost Bonds.

Securitized Asset Cost Bonds to be Treated as “Debt” for Federal Income Tax Purposes

APCo shall structure the Securitized Asset Cost Bond transactions in a way that meets all requirements for the Internal Revenue Service’s (“IRS”) Revenue Procedure 2005-62, 2005-2 C.B. 507, as modified by Revenue Procedure 2024-15, 2024-12 I.R.B. 707.

SECURITIZED ASSET COST CHARGES

Imposition and Computation of Securitized Asset Cost Charges

To repay the Securitized Asset Cost Bonds and On-going Financing Costs, the SPE sponsored by APCo is authorized to impose the Securitized Asset Cost Charges to be collected by APCo acting as initial servicer, as a nonbypassable charge from all Customers of APCo, irrespective of the generation supplier of such Customer, except for exempt retail access customers,11 until the Securitized Asset Cost Bonds and related Financing Costs are paid in full.

The Securitizable Balance to be financed using Securitized Asset Cost Bonds shall be determined in accordance with the calculation shown in Appendix A to this Financing Order.

The Securitized Asset Cost Charges shall be allocated among customer classes in accordance with the allocation methodology approved in APCo’s most recent base rate case, as required by Code § 56-249.8 B 2 a (8). The allocation methodology shall remain in effect for the duration of the recovery of the Securitized Asset Cost Charges, unless otherwise modified by order of the Commission in a subsequent base rate case or cases.

The Commonwealth and its agencies, including the Commission, have pledged to and agree with bondholders, the owners of the Securitized Asset Cost Property, and other financing parties that the Commonwealth and its agencies, including the Commission, will not, except for changes made pursuant to the formulaic true-up mechanisms herein (collectively, “True-Up Mechanism”), reduce, alter, or impair the Securitized Asset Cost Charges until any and all principal, interest, premium, Financing Costs and other fees, expenses or charges incurred, and any contracts to be performed, in connection with the Securitized Asset Cost Bonds have been paid and performed in full, as further described in Code § 56-249.8 K l d.

[11]

The Commission finds that APCo does not have any present or future retail access customers that are categorically exempt from the Securitized Asset Cost Charges. However, implementation of the customer allocation provisions of the Securitization Statute effectively exempts retail access customers from the portion of the Securitized Asset Cost Charges attributed to the Amos and Mountaineer generation plant balances while ensuring the Securitized Asset Cost Charges attributed to the distribution storm restoration costs are nonbypassable.

Subsequent to the transfer of Securitized Asset Cost Property to an assignee or the issuance of Securitized Asset Cost Bonds authorized herein, whichever is earlier, this Financing Order shall be irrevocable and, except for changes made pursuant to the formula-based mechanism authorized herein, the Commission shall not amend, modify, or terminate this Financing Order by any subsequent action or reduce, impair, postpone, terminate, or otherwise adjust Securitized Asset Cost Charges approved in the Financing Order. Upon issuance of this Financing Order, APCo shall retain sole discretion regarding whether to assign, sell, or otherwise transfer Securitized Asset Cost Property or to cause Securitized Asset Cost Bonds to be issued, including the right to defer or postpone such assignment, sale, transfer or issuance.

Treatment of Securitized Asset Cost Charges in Tariffs and on Retail Customer Bills

APCo is authorized and directed to include the Securitized Asset Cost Charge on each Customer’s bill as a separate line item and include both the rate and the amount of the charge on each bill as required by Code § 56-249.8 D 2 and a statement that the SPE is the owner of the rights to the Securitized Asset Cost Charges and that APCo is acting as a servicer for the SPE as required by Code § 56-249.8 D 1.

Base Rate Adjustments

Pursuant to Code § 56-249.8 B 2 a (11), APCo’s base rates, exclusive of the cost of Securitized Asset Cost Bonds, shall reflect the reduction of rate base associated with the securitization of utility plant balances, effective on the date proceeds from the issuance of the Securitized Asset Cost Bonds are received by APCo. As proposed by APCo, this requirement shall be satisfied through the use of a temporary tracker or rider to credit customers the amount of the rate base reduction until such time as the reduction is reflected in base rates established in APCo’s next base rate case. Additionally, as proposed by APCo, the utility plant portion of its Securitizable Balance that is currently recovered through its environmental rate adjustment clause rates shall be reflected in a credit for monthly over-/under-recovery calculations and entries in such rates. APCo shall file the necessary tariff sheets and supporting documentation with the Commission to implement these requirements.

True-Up of Securitized Asset Cost Charges

The True-Up Mechanism and associated procedures described in APCo’s Tariff, and Appendices B, C and D hereto, are reasonable and appropriate and are hereby approved.

Non-Standard True-Up for Significant Load Shifts

In addition to the True-Up Mechanism, the servicer shall have the right to effect a non-standard true-up (“Non-Standard True-Up”) in the event of a significant and sustained change in the forecasted load of any customer class. For purposes of this provision, a significant change shall be deemed to have occurred if the forecasted load of any customer class for the upcoming remittance period is projected to increase or decrease by 10% or more compared to the original projected load for that class as set forth in this Financing Order or in the most recent application of the True-Up Mechanism or a Non-Standard True-Up.

To effect such a change, the servicer shall file the proposed Non-Standard True-Up with the Commission, including supporting data and analysis demonstrating the magnitude and expected duration of the load shift, any changes in billing determinants the Non-Standard True-Up would implement, and the effective date for the adjustment, which must be at least 30 days after the date of the filing with the Commission. A Non-Standard True-Up may also incorporate, if applicable, any updated customer class allocation approved in APCo’s most recent base rate case. Upon the servicer’s submission of a Non-Standard True-Up pursuant to this Financing Order, the Commission shall either administratively approve the Non-Standard True-Up in writing or inform the servicer that the Non-Standard True-Up (a) has mathematical or clerical errors; and/or (b) does not allocate the burden of Securitized Asset Cost Charges among customer classes in a manner that is consistent with the methodology approved in APCo’s most recent base rate case. Upon administrative approval or the passage of 30 days without notification from the Commission regarding the Non-Standard True-Up, no further action of the Commission will be required prior to implementation of the Non-Standard True-Up. This Non-Standard True-Up is distinct from the True-Up Mechanism, both of which are intended to address, as applicable, under- or over-collections and incorporate the allocation of Securitized Asset Cost Charges among customer classes approved in APCo’s most recent base rate case.

JUST AND REASONABLE SECURITIZED ASSET COST CHARGES

Subject to the requirements and conditions of this Financing Order, the issuance of Securitized Asset Cost Bonds is in the public interest and the associated Securitized Asset Cost Charges are just and reasonable. Further, the IAL process can confirm that Customers will benefit, on a net present value basis, from the issuance.

ISSUANCE ADVICE LETTER PROCESS

After the final terms of an issuance of Securitized Asset Cost Bonds have been established, and before the issuance of such bonds, APCo shall determine the resulting initial Securitized Asset Cost Charge in accordance with this Financing Order. Such initial Securitized Asset Cost Charge shall be final and effective upon the issuance of the Securitized Asset Cost Bonds without further action by the Commission, provided that the initial charge is consistent with the tenns of this Financing Order. To that end, because the actual structure and pricing of the Securitized Asset Cost Bonds are unknown as of the issuance of this Financing Order, following determination of the final terms of the Securitized Asset Cost Bonds and before issuance of the Securitized Asset Cost Bonds, APCo will submit to the Commission for each series of Securitized Asset Cost Bonds, an IAL, as well as a form of True-Up Adjustment Letter (“TUAL”) in substantially the forms attached hereto as Appendices B and C, respectively. In accordance with this Financing Order, the initial Securitized Asset Cost Charge and the final terms of the Securitized Asset Cost Bonds described in the IAL will be final, unless before noon on the third business day after pricing of the Securitized Asset Cost Bonds the Commission issues a letter finding that the proposed issuance does not comply with the following standards of this Financing Order: (i) the aggregate principal amount of Securitized Asset Cost Bonds issued does not exceed the Securitizable Balance; (ii) the Securitized Asset Cost Bonds will be issued in one or more series comprised of one or more tranches having a scheduled final payment date of no longer than approximately 20 years; (iii) the Securitized Asset Cost Bonds have received a preliminary rating of the targeted highest rating (e.g., Aaa(sf) / AAA(sf)) from at least two of the three major rating agencies (i.e., S&P, Moody’s and Fitch); (iv) the Securitized Asset Cost Bonds are structured to achieve substantially level debt service payments on an annual basis; (v) the issuance of the Securitized Asset Cost Bonds has been structured in accordance with IRS Rev. Proc. 2005-62, 2005-2 C.B. 507, as modified by Revenue Procedure 2024-15, 2024-12 I.R.B. 707; and (vi) the structuring and pricing of the Securitized Asset Cost Bonds resulted in reasonable Securitized Asset Cost Charges consistent with market conditions at the time the Securitized Asset Cost Bonds are priced and the terms and conditions set forth in this Financing Order (collectively, “Standards of the Financing Order”).

AUTHORITY

It is appropriate to grant APCo authority to establish (i) the terms and conditions of the Securitized Asset Cost Bonds, including but not limited to repayment schedules, expected interest rates, the issuance in one or more series consisting of one or more tranches with different maturity dates, and all other financing costs, and (ii) the terms and conditions of all ancillary documents related to the Securitized Asset Cost Bonds, including but not limited to the Servicing Agreement, Administration Agreement, Indenture, Purchase and Sale Agreement, and any other agreements necessary to effectuate the Securitization, provided that such terms and conditions are consistent with this Financing Order and applicable law.

CONCLUSION

This Financing Order adheres to the statutory requirements outlined by the Securitization Statute necessary to issue a financing order authorizing an electric utility to finance securitized asset costs.

Accordingly, IT IS ORDERED THAT:

Incorporation

(1) To the extent the findings of the Commission above include requirements for APCo, such requirements are incorporated as orders herein.

Approvals

(2) Approval of Petition. APCo’s Petition for the issuance of a financing order pursuant to the Securitization Statute is approved, as provided in this Financing Order. An exemption from the requirements of Code § 56-77 A for the affiliate contracts or arrangements is in the public interest and granted pursuant to Code § 56-77 B, subject to the conditions set forth herein.

(3) Authority to Recover Securitized Asset Costs. APCo’s Petition for Financing Order authorizing the issuances sponsored by APCo of Securitized Asset Cost Bonds in one or more series is granted, subject to the terms set forth in this Financing Order. APCo is hereby authorized to sponsor the issuance of Securitized Asset Cost Bonds secured by the pledge of Securitized Asset Cost Property, in one or more series consisting of one or more tranches in an aggregate principal amount not to exceed the Securitizable Balance of approximately $1,375,500,000 (as of the date the first series of Securitized Asset Cost Bonds are issued). The proceeds are to be used to finance approximately $1,364,256,421 of Securitized Asset Costs, plus Up-front Financing Costs of issuing the Securitized Asset Cost Bonds of approximately $11,243,579, the sum of which is the Securitizable Balance.

Up-front Financing Costs and On-going Financing Costs are subject to update, adjustment and approval pursuant to the terms of this Financing Order through the IAL procedures as provided by this Financing Order. The issuance of the Securitized Asset Cost Bonds is in the public interest, and the Securitized Asset Cost Charges are just and reasonable. The structuring and pricing of the Securitized Asset Cost Bonds shall be reasonably expected to result in reasonable Securitized Asset Cost Charges consistent with market conditions at the time the Securitized Asset Cost Bonds are priced and the terms set forth in this Financing Order through the IAL procedures and TUAL procedures. The Commission further hereby grants APCo the authority to establish (i) the terms and conditions of the Securitized Asset Cost Bonds, including but not limited to repayment schedules, expected interest rates, the issuance in one or more series consisting of one or more tranches with different maturity dates, and all other financing costs, and (ii) the terms and conditions of all ancillary documents related to the Securitized Asset Cost Bonds, including but not limited to the Servicing Agreement, Administration Agreement, Indenture, Purchase and Sale Agreement, and any other agreements necessary to effectuate the Securitization, in each case provided that such terms and conditions are consistent with this Financing Order and applicable law.

(4) Recovery of Excess Up-front Financing Costs. APCo’s approach for recovery of any prudently incurred excess amounts of Up-front Financing Costs is reasonable.

(5) Recovery of Securitized Asset Cost Charges. The SPE sponsored by APCo shall impose on, and APCo shall collect, as initial servicer, from all existing and future Customers of APCo, irrespective of the generation provider of such Customers, except for exempt retail access customers (as noted above), as provided in this Financing Order. Securitized Asset Cost Charges in an amount sufficient to provide for the timely recovery of its periodic payment requirement (including, without limitation, payment of principal and interest on the Securitized Asset Cost Bonds and On-going Financing Costs).

(6) Approval of Tariffs. The form of the Virginia jurisdictional Securitized Asset Cost Charge Tariff attached as Appendix D to this Financing Order is approved.

(7) True-Up Mechanism. The True-Up Mechanism identified in Appendix C to this Financing Order is approved and shall be applied at least annually to correct any overcollections or undercollections and to ensure the billing of amounts necessary to generate collections of the Securitized Asset Cost Charge sufficient to timely provide payment of all amounts due on the Bonds and all other ongoing financing costs. The True-Up Mechanism will additionally be applied semi-annually (and at least quarterly beginning 12 months prior to the last scheduled final payment date of the last maturing tranche of a series of Securitized Asset Cost Bonds) if a servicer forecasts a shortfall in Securitized Asset Cost Charge collections to ensure the amount of Securitized Asset Cost Charges collected is sufficient to make all scheduled payments of principal of and interest on the Bonds and ongoing financing costs on a timely basis, including to replenish draws on the capital subaccount. In addition to these annual, semi-annual and quarterly mandatory true-up adjustments, APCo will also be authorized to apply the True-Up Mechanism to make interim true-up adjustments from time-to-time in order to ensure recovery of amounts sufficient to the timely and full payment of interest and scheduled principal on the Securitized Asset Cost Bonds and other required amounts and charges in connection with the Securitized Asset Cost Bonds. The True-Up Mechanism shall also incorporate, if applicable, any updated customer class allocation approved in APCo’s most recent base rate case.

(8) Form Agreements. The Commission finds good cause to authorize APCo to provide service to the SPE under the Servicing Agreement and for the Servicing Agreement to become effective upon issuance of the Securitized Asset Cost Bonds. The Commission finds good cause to authorize APCo to administer the SPE under the Administration Agreement and for the Administration Agreement to become effective upon issuance of the Securitized Asset Cost Bonds. The Commission finds good cause to authorize APCo to enter into the Purchase and Sale Agreement with the SPE to become effective upon issuance of the Securitized Asset Cost Bonds. The Commission finds good cause to authorize APCo to enter into the LLC Agreement for the SPE to become effective at any time prior to the issuance of the Securitized Asset Cost Bonds.

(9) Structure. The proposed transaction structure for the Securitized Asset Cost Bonds as set forth in the body of this Financing Order is approved.

Reports and Accounting

(10) Issuance Advice Letter. Prior to the expected commencement of marketing of the Securitized Asset Cost Bonds, APCo shall provide a draft IAL (“Draft IAL”) to the Commission no later than two weeks prior to the anticipated start of marketing activities for the Securitized Asset Cost Bonds, substantially in the form of Appendix B to this Financing Order (setting forth only such information that is known at the time). The Commission shall provide comments (if any) no later than one week from the date it received the Draft IAL. The purpose of the Draft IAL is to facilitate review and comment by the Commission prior to the finalization of the bond structure and terms.

APCo shall subsequently submit the IAL in final form (“Final IAL”) to the Commission within one business day after actual pricing of the Securitized Asset Cost Bonds, substantially in the form of Appendix B to this Financing Order describing the final structure and terms of the Securitized Asset Cost Bond issuance, including an updated accounting of the Up-front Financing Costs, and On-going Financing Costs. Finally, the Final IAL shall include a certification from APCo that the structuring, pricing and Financing Costs of the Securitized Asset Cost Bonds achieved the Statutory Cost Objectives. The Commission’s review of the Final IAL shall be limited to determining whether the transaction complies with the Standards of this Financing Order and whether APCo has delivered the required certification. Unless the Commission issues a disapproval letter stopping the Securitized Asset Cost Bond issuance before noon on the third business day after pricing, the transaction shall be final, irrevocable and incontestable and shall proceed without any further action of this Commission. The Commission shall only issue a disapproval letter to stop the transaction if the Commission determines that (i) the transaction does not comply with the Standards of this Financing Order, or (ii) APCo has not delivered the required certification regarding achievement of the Statutory Cost Objectives. Prior to the submission of the Final IAL and through the period ending with the issuance of the Securitized Asset Cost Bonds, APCo will, to the extent requested by the Commission, provide the Commission or its Staff with timely information so that the Commission, acting for itself or through its Staff, can remain informed of all material aspects relating to the structuring and pricing of, and Financing Costs relating to, the Securitized Asset Cost Bonds and participate as directed.

(11) True-Up Adjustment Letter. APCo or its assignee(s) are authorized to recover the periodic payment requirement and shall submit to the Commission at least semi-annually (and at least quarterly beginning 12 months prior to the last scheduled payment date of the latest maturing tranche of each series of Securitized Asset Cost Bonds) or when elected by APCo for interim true-ups, a TUAL as described in this Financing Order that shall be based upon the cumulative differences, regardless of the reason, between the periodic payment requirement and the actual amount of Securitized Asset Cost Charge remittances to the trustee for the series of Securitized Asset Cost Bonds. Upon the servicer’s submission of a TUAL made pursuant to this Financing Order, the Commission shall either administratively approve the requested true-up calculation in writing or inform the servicer of any mathematical or clerical errors in its calculation within 30 days following the servicer’s true-up filing. Notification and correction of any mathematical or clerical errors shall be made so that the true-up is implemented within 30 days of the servicer’s submission of a TUAL and no potential modification to correct an error in a TUAL shall delay its effective date and any correction or modification which could not be made prior to the effective date shall be made in the next TUAL. Upon administrative approval or the passage of 30 days without notification of a mathematical or clerical error, no further action of the Commission will be required prior to implementation of the true-up.

(12) Changes to Securitized Asset Cost Charges. Upon any change to Securitized Asset Cost Charges stemming from the True-Up Mechanism, APCo shall file revised tariff sheets with the Commission, provided, however, that the effectiveness of the Securitized Asset Cost Charges shall not be delayed or otherwise adversely impacted by the Commission’s decision with respect to the tariff.

(13) Imposition and Collection, Nonbypassability. APCo, including its sponsored SPE, is authorized to impose, bill, charge, collect, receive, and adjust from time to time pursuant to the True-Up Mechanism (as described in this Financing Order) a Securitized Asset Cost Charge, to be collected from each of its existing and future Customers, irrespective of the generation supplier of such Customer, except for any exempt retail access customers (as noted above), until the related Securitized Asset Cost Bonds are paid in full and all related Financing Costs and other costs of the bonds have been recovered in full. Such Securitized Asset Cost Charges shall be nonbypassable charges that are separate and apart from APCo’s base rates and shall be paid by all Customers of APCo or its successors or assignees under Commission-approved rate schedules as provided in this Financing Order. Such Securitized Asset Cost Charges shall be in amounts sufficient to ensure the timely payment of APCo’s Securitized Asset Cost Bonds as detailed in this Financing Order and the Final IAL (including payment of principal of and interest on the Securitized Asset Cost Bonds and On-going Financing Costs).

(14) Allocation. The Securitized Asset Cost Charges shall be allocated to the Customer classes in accordance with the methodology approved in APCo’s most recent base rate case, Case No. PUR-2024-00024. If, in any future base rate case(s), the Commission approves a different customer class allocation methodology, the Securitized Asset Cost Charges shall subsequently incorporate the new, approved methodology.

(15) Approval of Non-Standard True-Up Mechanism. In addition to the True-Up Mechanism, the servicer shall have the right to effect a Non-Standard True-Up in the event of a significant and sustained change in the forecasted load of any customer class. For purposes of this provision, a significant change shall be deemed to have occurred if the forecasted load of any customer class for the upcoming remittance period is projected to increase or decrease by 10% or more compared to the original projected load for that class as set forth in this Financing Order or in the most recent application of the True-Up Mechanism or a Non-Standard True-Up.

To effect such a change, the servicer shall file the proposed Non-Standard True-Up with the Commission, including supporting data and analysis demonstrating the magnitude and expected duration of the load shift, any changes in billing determinants the Non-Standard True-Up would implement, and the effective date for the adjustment, which must be at least 30 days after the date of the filing with the Commission. A Non-Standard True-Up shall also incorporate, if applicable, any updated customer class allocation approved in APCo’s most recent base rate case. Upon the servicer’s submission of a Non-Standard True-Up Adjustment pursuant to this Financing Order, the Commission shall either administratively approve the requested Non-standard True-Up in writing or inform the servicer that the Non-Standard True-Up (a) has mathematical or clerical errors; and/or (b) does not allocate the burden of Securitized Asset Cost Charges in a manner that is consistent with the allocation methodology approved in the Company’s most recent base rate case. Upon administrative approval or the passage of 30 days without notification from the Commission regarding the Non-Standard True-Up, no further action of the Commission will be required prior to implementation of the Non-Standard True-Up. This Non-Standard True-Up is distinct from the True-Up Mechanism, both of which are intended to address, as applicable, under- or over-collections and do not alter the allocation of Securitized Asset Cost Charges among customer classes.

(16) Collection Period. This Financing Order and the Securitized Asset Cost Charges authorized hereby shall remain in effect until the Securitized Asset Cost Bonds and all Financing Costs (including tax liabilities) related thereto have been paid or recovered in full. This Financing Order shall remain in effect and unabated notwithstanding the reorganization, bankruptcy or other insolvency proceedings of APCo or its successors or assignees.

(17) Final Distribution. Following repayment of Securitized Asset Cost Bonds and the relevant Financing Costs authorized in this Financing Order and release of the funds by the indenture trustee, each SPE shall distribute the final balance of its collection account to APCo and APCo shall credit other electric rates and charges by a like amount, less the amount of the relevant capital subaccount and any unpaid return on invested capital due to APCo as set forth in the body of this Financing Order.

(18) Ownership Notification and Separate Line-Item Charge. The electric bills of APCo must explicitly reflect the rate and amount of the Securitized Asset Cost Charges on each bill and that a portion of the charges on such bill represents Securitized Asset Cost Charges approved in this Financing Order and must include a statement to the effect that the SPE is the owner of the rights to Securitized Asset Cost Charges and that APCo is acting as servicer for the SPE. The tariff applicable to Customers must indicate the Securitized Asset Cost Charges and the ownership of that charge. APCo shall identify amounts owed with respect to its Securitized Asset Cost Property as a separate line item on individual electric bills.

Securitized Asset Cost Property

(19) Outside Costs. Costs associated with the Commission’s outside consultant and any outside counsel, to the extent such costs are eligible for compensation and approved for payment under the terms of such party’s contractual arrangements with the Commission, as such arrangements may be modified by any amendment entered into at the Commission’s sole discretion, will qualify as Up-front Financing Costs and be paid from proceeds of Securitized Asset Cost Bonds.

(20) Creation of Securitized Asset Cost Property. The creation of APCo’s Securitized Asset Cost Property as described in this Financing Order is approved and, upon transfer of the Securitized Asset Cost Property to the SPE, shall be created, and shall consist of: (i) all rights and interests of APCo or its successors or assignees under this Financing Order, including the right to impose, bill, charge, collect and receive Securitized Asset Cost Charges authorized in this Financing Order and as initial servicer to obtain periodic adjustments to such charges as provided in this Financing Order, and (ii) all revenues, collections, claims, rights to payments, payments, money or proceeds arising from the rights and interests specified in this Financing Order, regardless of whether such revenues, collections, claims, rights to payment, payments, money or proceeds are imposed, billed, charged, collected or received with, or maintained together with or commingled with other revenues, collections, rights to payment, payments, money or proceeds. The creation of Securitized Asset Cost Property is conditioned upon, and shall be simultaneous with, the sale or other transfer of the Securitized Asset Cost Property to the SPE, the issuance of the Securitized Asset Cost Bonds and the pledge of the Securitized Asset Cost Property to secure a series of Securitized Asset Cost Bonds.

(21) True Sale. Any sale, assignment, or other transfer of Securitized Asset Cost Property pursuant to this Financing Order shall be an absolute transfer and true sale of, and not a pledge of or secured transaction relating to, the transferor’s right, title, and interest in, to, and under the Securitized Asset Cost Property, provided that the documents governing the transaction expressly state that the transaction is a sale or other absolute transfer other than for federal and state income tax purposes. A transfer of an interest in Securitized Asset Cost Property shall occur only when all of the following have occurred: (i) this Financing Order creating the Securitized Asset Cost Property has become effective; (ii) the documents evidencing the transfer of Securitized Asset Cost Property have been executed by APCo and the SPE; and (iii) value is received by APCo for the Securitized Asset Cost Property. Furthermore, the characterization of the sale, assignment, or other transfer as an absolute transfer and true sale, and the corresponding characterization of the interest of the SPE as an ownership interest, shall not be affected or impaired by the occurrence of any of the factors described in this Financing Order.

(22) Securitized Asset Cost Property Existence. The Securitized Asset Cost Property shall exist until the Securitized Asset Cost Bonds are paid in full and all Financing Costs and other related costs have been recovered in full.

(23) Irrevocability. Upon the earlier of either (i) the transfer of the Securitized Asset Cost Property or (ii) issuance of the Securitized Asset Cost Bonds, this Financing Order is irrevocable and, except for changes made pursuant to the formula-based mechanism authorized in this Financing Order, the Commission may not amend, modify, or terminate this Financing Order by any subsequent action or reduce, impair, postpone, terminate or otherwise adjust the Securitized Asset Cost Charges approved in this Financing Order.

Structure of Securitization

(24) SPE. APCo is authorized to utilize one or more SPEs to be structured as discussed in this Financing Order. APCo is authorized to execute one or more LLC Agreements, consistent with the form filed with the Commission and the terms and conditions of this Financing Order. Each SPE established by APCo for the purpose of issuing Securitized Asset Cost Bonds shall, at all times, have at least one independent manager or director (“Independent Manager”). The approval of the Independent Manager(s) shall be required for the SPE to take certain significant actions: (i) instituting or consenting to the institution of bankruptcy, insolvency, or similar proceedings with respect to the SPE; (ii) dissolving, liquidating, consolidating, merging, or selling all or substantially all of the assets of the SPE; or (iii) amending the organizational documents of the SPE in a manner that would adversely affect the bankruptcy-remote status of the SPE or the interests of the holders of the Securitized Asset Cost Bonds.

Furthermore, the SPE shall be funded with an amount of capital that is sufficient for the SPE to carry out its intended functions as contemplated in the Petition and this Financing Order. The Commission approves an initial capital contribution of 0.5 percent of the initial aggregate principal amount of a series of Securitized Asset Cost Bonds or such other amount required to obtain the highest credit ratings. The capital contributions by APCo to the SPE shall be funded by APCo and not from the proceeds of the sale of Securitized Asset Cost Bonds. APCo will be permitted to earn a rate of return on its invested capital in its SPE equal to the authorized pre-tax weighted average cost of capital established in APCo’s most recent base rate case and this return on invested capital should be a component of the periodic payment requirement.

(25) Servicing and Administration Fees. The servicing and administration fees collected by APCo or any affiliate of APCo, acting as either the servicer or the administrator under the Servicing Agreement or Administration Agreement, respectively, will be included in APCo’s cost of service such that APCo will credit back all periodic servicing fees in excess of APCo’s or an affiliate of APCo’s incremental costs of performing servicing as administration functions, but only to the extent the targeted highest credit ratings on the Securitized Asset Cost Bonds are not impaired. The expenses incurred by APCo or such affiliate to perform obligations under the Servicing Agreement or Administration Agreement not otherwise recovered through the Securitized Asset Cost Charges will likewise be included in APCo’s cost of service. In the event a substitute servicer shall be required, and such substitute servicer is not affiliated with APCo, the annual servicing fee for such substitute servicer shall not exceed 0.60 percent of the initial principal amount of the applicable series of Securitized Asset Cost Bonds.

(26) APCo as Servicer. APCo shall act as initial servicer under the proposed financing transaction and is granted flexibility to act as initial servicer pursuant to the Servicing Agreement discussed in this Financing Order.

(27) Third Party Providers. If the Commonwealth or the Commission decides to allow billing, and collection of charges, including the Securitized Asset Cost Charges, by a third-party provider within the APCo service territory, such authorization will be consistent with the rating agencies’ requirements necessary for the Securitized Asset Cost Bonds to receive and maintain the targeted highest credit rating.

(28) Issuance. In accordance with the terms of this Financing Order and subject to the criteria and procedures described herein, the SPE is authorized to issue Securitized Asset Cost Bonds in an aggregate principal amount not to exceed the Securitizable Balance (as of the date the Securitized Asset Cost Bonds are issued) and may pledge to an indenture trustee, as collateral for payment of the Securitized Asset Cost Bonds, the Securitized Asset Cost Property, including the SPE’s right to receive the related Securitized Asset Cost Charges as and when collected, the SPE’s rights under the Servicing Agreement and other collateral described in the Indenture. As provided in Code § 56-249.8 B 2 e, APCo retains sole discretion regarding whether to assign, sell or otherwise transfer Securitized Asset Property or to cause the Securitized Asset Cost Bonds to be issued, including the right to defer or postpone such assignment, sale, transfer or issuance and the Commission will not refuse to allow APCo to recover Securitized Asset Costs in an otherwise permissible fashion.

(29) IRS Safe Harbor Provisions. APCo shall be responsible to structure the Securitized Asset Cost Bond transactions in a way that complies with the “safe harbor” provisions of IRS Revenue Procedure 2005-62, 2005-2 C.B. 507. as modified by Revenue Procedure 2024-15, 2024-12 I.R.B. 707.

(30) Commission and Commonwealth Pledges. The Commission, on behalf of itself and the Commonwealth in accordance with the Securitization Statute, pledges and agrees with the holders of the Securitized Asset Cost Bonds, the owners of the Securitized Asset Cost Property, and other financing parties that the Commission and the Commonwealth and its agencies shall not take any action to: (i) alter the provisions of the Securitization Statute that authorize the Commission to create an irrevocable contract right or chose in action by the issuance of this Financing Order, to create securitized asset cost property in the form of the Securitized Asset Cost Property, and to make the securitized asset cost charges imposed by this Financing Order in the form of the Securitized Asset Cost Charges irrevocable, binding, or nonbypassable charges; (ii) take or permit any action that impairs or would impair the value of the Securitized Asset Cost Property or the security for the Securitized Asset Cost Bonds or revises the Securitized Asset Costs for which recovery is authorized; (iii) in any way impair the rights and remedies of the bondholders, assignees, and other financing parties related thereto; or (iv) except for changes made pursuant to the formula-based adjustment mechanism authorized under this Financing Order, reduce, alter, or impair Securitized Asset Cost Charges that are to be imposed, billed, charged, collected, and remitted for the benefit of such bondholders, assignees, and financing parties until any and all principal, interest, premium, financing costs and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the related Securitized Asset Cost Bonds have been paid and performed in full.

(31) Inclusion of Pledges and Effect. The SPE issuing Securitized Asset Cost Bonds is authorized, pursuant to Code § 56-249.8 K 2 and this Financing Order, to include the Commonwealth pledge, and a pledge by the Commission, with respect to Securitized Asset Cost Property and Securitized Asset Cost Bonds and related documentation as provided for in Code § 56-249.8 K 1. The Commission finds that these pledges will constitute pledges of the Commonwealth and Commission to bondholders, the owners of Securitized Asset Cost Property, the SPE issuing Securitized Asset Cost Bonds, and other financing parties. The Commission further acknowledges that the SPE issuing the Securitized Asset Cost Bonds would be considered one of the financing parties for purposes of Code § 56-249.8 K.

(32) This case is dismissed.

A COPY hereof shall be sent electronically by the Clerk of the Commission to all persons on the official Service List in this matter. The Service List is available from the Clerk of the Commission.

Appendix A

SUMMARY OF CALCULATION OF APCO’S SECURITIZABLE BALANCE

(In Thousands)

Estimated Securitized Asset Costs	$1,364,256
Estimated Aggregate Customer Opt-Out Payments	$0	[1]

Estimated Up-front Financing Costs[2]	$11,243

Estimated Principal Amount Securitized Asset Cost Bonds	$1,375,500

[1]	No customer provided APCo with the written notice required to opt out of the Securitized Asset Cost Charges.
[2]	Final Up-front Financing Costs to be included in the Issuance Advice Letter.

Appendix B

[Form of Issuance Advice Letter]

[  , 20 ]

VIA ELECTRONIC SUBMISSION

To the State Corporation Commission:

In compliance with the terms of the Financing Order issued by the State Corporation Commission (“Commission”) in Case No. PUR-2025-00116 (“Financing Order”), Appalachian Power Company (“APCo”) is submitting to the Commission this Issuance Advice Letter with respect to the Securitized Asset Cost Bonds described in the “Issuance Information” section below. Any terms not defined in this Issuance Advice Letter will have the meanings ascribed to those terms in either the Financing Order or Code § 56-249.8.

In the Financing Order, the Commission requires APCo to submit to the Commission an Issuance Advice Letter for the Securitized Asset Cost Bonds within one business day after determination of the final terms of the Securitized Asset Cost Bonds but before the issuance of the Securitized Asset Cost Bonds.

Final Structure and Terms:

Under the Financing Order, the Commission requires the Issuance Advice Letter to describe the final structure and terms of the Securitized Asset Cost Bond issuance, including an updated accounting of the Up-front Financing Costs, and On-going Financing Costs. The final structure and terms of the Securitized Asset Cost Bonds to be issued in accordance with this Issuance Advice Letter are as follows:

Name of Securitized Asset Cost Bonds: [ ]

Name of SPE: [ ]

Name of Securitized Asset Cost Bond Trustee: [ ]

Pricing Date: [ ]

Expected Closing Date: [ ]

Preliminary Bond Ratings:1 Moody’s, [Aaa(sf)]; Standard & Poor’s, [AAA(sf)]; Fitch,

[AAAsf] (final ratings to be received prior to closing)

Total Principal Amount of Securitized Asset Cost Bonds (equal to Securitized Asset Costs plus Up-front Financing Costs): $[ ] (See Attachment 1)

Estimated Up-front Financing Costs: $[  ] (See Appendix B, Attachment 2)

Interest Rates and Expected Amortization Schedules (See Appendix B, Attachment 3)

Distributions to Investors: Semi-annually

Weighted Average Coupon Rate:2 [ ]%

Annualized Weighted Average Yield:3 [ ]%

[1]	APCo anticipates receiving bond ratings from at least two of the three major rating agencies.
[2]	Weighted by modified duration and principal amount of each tranche.
[3]	Weighted by modified duration and principal amount, calculated including selling commissions.

Initial Balance of Capital Subaccount: $[ ]

Estimated/ Actual On-going Financing Costs for first year of Securitized Asset Cost Bonds:

$[  ] (See Appendix B, Attachment 4)

Certification by APCo:

Under the Financing Order, the Commission also requires a certification from APCo that the structuring, pricing and Financing Costs of the Securitized Asset Cost Bonds achieved the Statutory Cost Objectives, APCo’s certification is set forth in Appendix B, Attachment 5, which also includes the statement of the actions taken by APCo to achieve the Statutory Cost Objectives as required by the Financing Order.

Review by the Commission:

Under the Financing Order, unless the Commission issues a letter stopping the Securitized Asset Cost Bond issuance before noon on the third business day after the pricing date, the transaction shall be final, irrevocable and incontestable and shall proceed without any further action of the Commission.

Under the Financing Order, the Commission shall only issue a letter to stop the transaction if the Commission determines that (a) the transaction does not comply with the Standards of the Financing Order, or (b) APCo has not delivered the required certification.

As further detailed in the Financing Order, the Standards of the Financing Order are as follows:

•	the aggregate principal amount of Securitized Asset Cost Bonds issued does not exceed the Securitizable Balance;

•	[each tranche of] the Securitized Asset Cost Bonds [have / has] a scheduled final payment date of no longer than approximately [•] years;

•	the Securitized Asset Cost Bonds have received a preliminary rating of targeted highest rating (e.g., Aaa(sf) / AAA(sf)) from at least two of the three major rating agencies;

•	the Securitized Asset Cost Bonds are structured to achieve substantially level debt service payments on an annual basis;

•	the issuance of the Securitized Asset Cost Bonds has been structured in accordance with IRS Rev. Proc. 2005-62,2005-2 C.B. 507, as modified by Revenue Procedure 2024-15, 2024-12 I.R.B. 707; and

•

the structuring and pricing of the Securitized Asset Cost Bonds resulted in reasonable Securitized Asset Cost Charges consistent with market conditions at the time of pricing the Securitized Asset Cost Bonds and the terms set forth in the Financing Order.

Respectfully Submitted,

Appalachian Power Company

Attachment 1

TOTAL PRINCIPAL AMOUNT OF SECURITIZED ASSET COST BONDS TO BE ISSUED (TOTAL AMOUNT OF SECURITIZED ASSET COST AND UP-FRONT FINANCING COSTS TO BE FINANCED)

Securitized asset costs	$
Estimated Up-front Financing Costs included in Proposed	$
Total Securitized Asset Cost Bond Issuance (rounded up)	$

Attachment 2

ESTIMATED UP-FRONT FINANCING COSTS

Legal Fees	$
Fee for Commission Financial Advisor & Company’s Structuring Advisor	$
Printing / EDGARizing Expenses	$
Miscellaneous Administrative Costs	$
Rating Agency Fees	$
Accounting Fees	$
Servicer Set-up Costs	$
Trustee’s Fees and Expenses	$
Underwriters’ Fees and Expenses	$
Securities and Exchange Commission Fees	$
Original Issue Discount	$
Miscellaneous Fees and Expenses	$
TOTAL ESTIMATED UP-FRONT FINANCING COSTS	$

Attachment 3

EXPECTED AMORTIZATION SCHEDULE

A. General Terms

Tranche	Price	Coupon	Average Life	Scheduled Final Payment	Legal Final Maturity

B. Scheduled Amortization Requirement of Securitized Asset Cost Bonds

Series [ ], Tranche [A-1]
Payment Date	Beginning Principal Balance	Interest	Principal	Total Payment	Ending Principal Balance

Series [ ], Tranche [A-2]
Payment Date	Beginning Principal Balance	Interest	Principal	Total Payment	Ending Principal Balance

Series [ ], Tranche [A-3]
Payment Date	Beginning Principal Balance	Interest	Principal	Total Payment	Ending Principal Balance

Attachment 4

ESTIMATED ANNUAL ON-GOING FINANCING COSTS

Annual Amount
Ongoing Servicer Fee[4]	$
Administration Fee	$
Accounting Fees	$
Legal Fees	$
Trustee Fees and Expenses	$
Independent Manager Fees	$
Rating Agency Fees	$
Return on Invested Capital	$
Regulatory Assessment Fees	$
Miscellaneous Fees and Expenses	$
TOTAL ESTIMATED ANNUAL ON-GOING FINANCING COSTS	$

[4]	Low end of the range assumes APCo is the servicer (0.05%). Upper end of the range reflects an alternative servicer (0.60%), if approved by the Commission.

Attachment 5

CERTIFICATION

OF

APPALACHIAN POWER COMPANY

[   , 20 ]

VIA ELECTRONIC SUBMISSION

To the State Corporation Commission:

In compliance with the terms of the Financing Order issued by the State Corporation Commission (“Commission”) in Case No. PUR-2025-00116 (“Financing Order”), Appalachian Power Company (“APCo”) submits this Certification. All capitalized terms not defined in this letter shall have the meanings ascribed to them in the Financing Order.

In its Issuance Advice Letter dated [   , 20 ], APCo has set forth the following particulars of the Securitized Asset Cost Bonds:

Name of Securitized Asset Cost Bonds: [ ]

Name of SPE: [ ]

Name of Securitized Asset Cost Bond Trustee: [ ]

Pricing Date: [ ]

Expected Closing Date: [ ]

Preliminary Bond Ratings:5 Moody’s; [Aaa(sf)]; Standard & Poor’s, [AAA(sf)]; Fitch,

[AAAsf] (final ratings to be received prior to closing)

Total Principal Amount of Securitized Asset Cost Bonds (equal to Securitized Asset Costs plus Up-front Financing Costs): $[ ]

Estimated Up-front Financing Costs: $[    ]

Interest Rates and Expected Amortization Schedules of the Securitized Asset Cost Bonds

and

Distributions to Investors: Semi-annually

Weighted Average Coupon Rate:6 [ ]%

Annualized Weighted Average Yield:7 [ ]%

Initial Balance of Capital Subaccount: $[ ]

Estimated/Actual On-going Financing Costs for first year of Securitized Asset Cost

Bonds:

$[ ]

[5]	APCo anticipates receiving bond ratings from at least two of the three major rating agencies.
[6]	Weighted by modified duration and principal amount of each tranche.
[7]	Weighted by modified duration and principal amount, calculated including selling commissions.

In accordance with the procedures set forth in the Financing Order, the following actions were taken in connection with the structuring and pricing of the Securitized Asset Cost Bonds and the determination of the related financing costs in order to satisfy the Statutory Cost Objectives:

•	Included credit enhancements in the form of the true-up mechanism and an equity contribution to [ ] of 0.50% of the original principal amount of the bonds;

•	Developed rating agency presentations and worked actively with the rating agencies during the rating agency process to achieve Aaa(sf) / AAAsf from at least two of the three major rating agencies;

•

Worked to select key transaction participants, including lead underwriters and co-managers through an RFP process to determine that they have relevant experience and execution capabilities, and who were aligned with APCo’s objectives, namely broad distribution to investors and willingness to market the bonds in a manner consistent with the superior credit quality and uniqueness of the bonds;

•	Hired a diverse group of underwriters, including underwriters with international and mid-tier expertise in order to attract a wide variety of potential investors;

•	Reviewed detailed marketing plans submitted by each lead underwriter;

•	Allowed sufficient time for investors to review [relevant marketing materials] and the preliminary prospectus and to ask questions regarding the transaction;

•	Attended telephonic pre-marketing investor meetings in [ ];

•	Arranged issuance of rating agency pre-sale reports during the marketing period;

•	During the period that the bonds were marketed, held several market update discussions with the underwriting team and the [ ] to develop recommendation for pricing;

•	Had multiple conversations with all of the members of the underwriting team during the marketing phase in which we stressed the requirements of the Financing Order;

•

Developed and implemented a marketing plan designed to encourage each of the underwriters to aggressively market the bonds to a broad base of prospective corporate and asset backed securities investors;

•	Conducted in person and telephonic roadshows with over [ ] investors in [ ] cities;

•	Provided other potential investors with access to an internet roadshow for viewing at investors’ convenience;

•

Adapted the bond offering to market conditions and investor demand at the time of pricing consistent with the guidelines outlined within the Financing Order. Variables impacting the final structure of the transaction were evaluated including the length of the average lives and maturity of the bonds and the interest rate requirements at the time of pricing so that the structure of the transaction would correspond to investor preferences and rating agency requirements for the highest rating possible; and

•	Developed bond allocations, underwriter compensation and preliminary price guidance designed to achieve customer savings.]

Based on the statutory criteria and procedures, the record in this proceeding, and other provisions of the Financing Order, APCo certifies the statutory requirements for issuance of the Securitized Asset Cost Bonds have been met, specifically that the imposition and collecting of the Securitized Asset Cost Charges as authorized by the Financing Order provides quantifiable benefits to customers of APCo as compared to the costs that would have been incurred absent the issuance of the Securitized Asset Cost Bonds and that the structuring, pricing and financing costs of the Securitized Asset Cost Bonds are reasonably expected to result in reasonable Securitized Asset Cost Charges consistent with market conditions at the time the Securitized Asset Cost Bonds are priced and the terms set forth in the Financing Order. For purposes of this certification, “quantifiable benefits to customers” includes lower bill impacts and a positive net present value calculation compared to traditional cost recovery methods. Updated bond pricing, Staff’s cash flow rendering, and an updated weighted average cost of capital were incorporated in such net present value calculations.

This certification is being provided to the Commission by APCo in accordance with the terms of the Financing Order, and no one other than the Commission shall be entitled to rely on the certification provided herein for any purpose.

Respectfully Submitted,

Appalachian Power Company

Appendix C

[Company Address]

BY ELECTRONIC SUBMISSION

DATE

[Name]

Document Control Center

State Corporation Commission of Virginia

1300 East Main Street

Richmond, Virginia 23219

[Form of True-Up Adjustment Letter]

Petition of Appalachian Power Company,

For a financing order authorizing the issuance of securitized asset cost bonds pursuant to § 56-249.8 of the Code of Virginia

Case No. PUR-2025-00116

Dear [Name]:

Pursuant to the Virginia State Corporation Commission’s (“Commission”) [   , 20 ] Order in Case No. PUR-2025-00116 (“Financing Order”), Appalachian Power Company (“APCo”) as Servicer of the securitized asset cost bonds (“Securitized Asset Cost Bonds”) has filed a request for an adjustment to the securitized asset cost charges (“Securitized Asset Cost Charges”). This adjustment is intended to satisfy the requirements of Code § 56-249.8 B 2 d, and the Financing Order by ensuring that the Securitized Asset Cost Charges will recover amounts sufficient to timely provide for payments of debt service and other required amounts in connection with the Securitized Asset Cost Bonds. Per the Financing Order, APCo will submit at least semi-annually (and at least quarterly beginning 12 months prior to the last scheduled payment date of the latest maturing tranche of this series of Securitized Asset Cost Bonds or when elected by APCo for interim true-ups) a letter in this docket for Commission review, as described in Code § 56-249.8 B 2 D and in the form attached thereto (“True-up Adjustment Letter” or, “TUAL”). The Securitized Asset Cost Bonds were issued on [   , 20 ]. APCo filed its first True-Up Adjustment Letter on [   , 20 ].

Ordering Paragraph 10 of the Financing Order describes how such True-Up Adjustment Letters are to be handled:

Upon the servicer’s submission of a TUAL made pursuant to this Financing Order, the Commission shall either administratively approve the requested true-up calculation in writing or inform the servicer of any mathematical or clerical errors in its calculation within 30 days following the servicer’s true-up filing. Notification

Appendix C

and correction of any mathematical or clerical errors shall be made so that the true-up is implemented within 30 days of the servicer’s submission of a TUAL and no potential modification to correct an error in a TUAL shall delay its effective date and any correction or modification which could not be made prior to the effective date shall be made in the next TUAL. Upon [administrative approval] or the passage of 30 days without notification of a mathematical or clerical error, no further action of the Commission will be required prior to implementation of the true-up.

Attached is the Revised Sheet No. [ ] reflecting the change in the Securitized Asset Cost Charges.

Per APCo’s request in its True-Up Adjustment Letter and in accordance with the Financing Order, the proposed adjustments to the Securitized Asset Cost Charges will be effective on [   , 20 ].

Respectfully submitted,

Appalachian Power Company

Enclosures

Appalachian Power Company

Appendix C

Securitized Asset Cost Charge True-up Mechanism Form

For Securitized Asset Cost Charge to be effective

Prior Period True-Up
Beginning Excess Subaccount Balance as of [date] (a)		—
Inflows		—
Collections (b)		—
Interest Earned (c)		—

Total Inflows		—
Outflows		—
Principal		—
Interest		—
Expenses		—

Total Outflows (d)		—
Net Surplus/(Shortfall)		—
Write-off Allowance (e)		—
Shortfall Revenue Requirement (f)		—

Prior Period Over/(Under)		—

		(a)	(b)	(c)	(d)	(e)	(f)	a+b+c+d+e+f
SAC Rate Class	Percentage	Beginning Acct Balance	Prior Period Collections	Interest Earned	Prior Period Outflows	Write-off Allowance	Forecasted Payment Shortfall	True-up Over/(Under)
Residential (RS)	61.32%	—	—	—	—	—	—	—
Commercial - Secondary (SGS, SWS)	4.96%	—	—	—	—	—	—	—
Commercial - Secondary OAD (SGS, SWS)	0.00%	—	—	—	—	—	—	—
Commercial - Primary (SGS)	0.02%	—	—	—	—	—	—	—
Commercial - Primary OAD (SGS)	0.00%	—	—	—	—	—	—	—
Commercial - Secondary GS	14.47%	—	—	—	—	—	—	—
Commercial - Secondary GS OAD	0.00%	—	—	—	—	—	—	—
Commercial - Primary GS	1.31%	—				—	—	—
Commercial - Primary GS OAD	0.01%	—	—	—	—	—	—	—
Commercial - Subtransmission GS	0.08%	—	—	—	—	—	—	—
Commercial - Subtransmission GS OAD	0.00%	—	—	—	—	—	—	—
Commercial - Transmission GS	0.01%	—	—	—	—	—	—	—
Commercial - Transmission GS OAD	0.00%	—	—	—	—	—	—	—
Commercial - Lighting (OL)	0.10%	—		—	—	—	—	—
Commercial - Lighting OAD (OL)	0.00%	—	—	—	—	—	—	—
Commercial - GS TOD, LGS TOD Secondary	0.34%	—	—	—	—	—	—	—
Commercial - GSTOD, LGS TOD Primary	0.00%	—	—	—	—	—	—	—
Industrial - Secondary (LPS)	0.87%	—	—	—	—	—
Industrial - Secondary OAD (LPS)	0.00%	—	—	—	—	—	—	—
Industrial - Primary (LPS)	8.03%	—	—	—	—	—
Industrial - Primary OAD (LPS)	0.02%	—	—	—	—	—	—	—
Industrial - Subtransmission (LPS)	6.58%	—	—	—	—	—	—	—
Industrial - Subtransmission OAD (LPS)	0.00%	—	—	—	—	—	—	—
Industrial - Transmission (LPS)	1.88%	—	—	—	—	—	—	—
Industrial - Transmission OAD (LPS)	0.00%	—	—	—	—	—	—	—

Total		—	—	—	—	—	—	—

Form of Securitized Asset Cost Charge Rate Schedule

(See attached.)

APPALACHIAN POWER COMPANY	Appendix D Sheet No.-NBP-XXD

VA. S.C.C. TARIFF NO. 28

RIDER O.A.D. S.A.C.

(Open Access Distribution Service - Securitized Asset Cost Rider)

AVAILABILITY OF SERVICE

Effective with service rendered on or after Month Day. YEAR, the rates in Securitized Asset Cost Rider will be applied to all customer bills, rendered under the applicable Standard and F.O.A.D. Schedules or Special Contracts. The S.A.C Rider shall be calculated by multiplying the kWhs of energy and kWs of demand by the rates below:

Issued:	Effective:

Pursuant to Final Order

Dated:

Case PUR-2025-00116

APPALACHIAN POWER COMPANY	Appendix D Sheet No.-NBP-XXD

VA. S.C.C. TARIFF NO. 28

RIDER O.A.D. S.A.C.

(Open Access Distribution Service - Securitized Asset Cost Rider)

Summary’ of Demand and Energy’ Surcharges
	Energy ($ per kWh)	Demand ($ per kW)	Demand (Off-Peak Excess) ($ per kW)
Residential - (011,013,014,015,019,020,051,054)	0.00xxx
Residential - TOD (030,031,036)	0.00xxx
0.00xxx
SWS (222)	0.00xxx
SGS - (231,233,234,213,281)	0.00xxx
SGS - LMTOD (225,226)	0.00xxx
0.00xxx
GS-TOD-Secondary (229,230)	On Peak 0.000xx
Off Peak 0.000xx
GS-TOD-Primary (227)	On Peak 0.000xx
Off Peak 0.000xx
GS-Secondary-(261)-Block 1	0.00xxx	0.xx	0.xx
Block 2	0.00xxx
GS-Primarv-(263)-Block 1	0.00xxx	0.xx	0.xx
Block 2	0.00xxx
GS-Subtrans.-(265)-Block 1	0.00xxx	0.xx	0.xx
Block 2	0.00xxx
GS-Transmission-(267)-Block 1	0.00xxx	0.xx	0.xx
Block 2	0.00xxx
LPS - Secondary (302)	0.00xxx	0.xx	0.xx
LPS - Primary (306)	0.00xxx	0.xx	0.xx
LGS-TOD Secondary (337)	On Peak 0.000xx
Off Peak 0.000xx
LGS-TOD-Primary (227)	On Peak 0.000xx
Off Peak 0.000xx
LPS - Subtrans (308 & 309)	0.000xx	0.xx	0.xx
LPS - Transmission (310)	0.000xx	0.xx	0.xx
OL (093 to 143)	0.00xxx

Rates will remain in effect until modified by the Commission

Issued:	Effective:

Pursuant to Final Order

Dated:

Case PUR - 2025-00116

APPALACHIAN POWER COMPANY	Sheet No.-NBP-XXD

VA. S.C.C. TARIFF NO. 28

RIDER O.A.D. S.A.C.

(Open Access Distribution Service—Securitized Asset Cost Rider)

This S.A.C. rider is subject to adjustment at least annually to ensure timely payment of principal, interest, and financing costs of securitized asset cost bonds from the effective date of the Securitized Asset Cost Rider until the securitized asset cost bonds have been paid in full or legally discharged and the financing costs have been fully recovered. Such adjustments can occur through the True-Up Mechanism or a Non-Standard True-Up, as approved by the Financing Order in Case No. PUR-2025-00116. As approved by the Commission, a special purpose entity (“SPE”), wholly owned by the Company, has been created and is the owner of the deferred fuel cost bonds which includes all rights to impose, bill, charge, collect, and receive relevant Securitized Asset Cost Charge and obtain periodic adjustment to such charges. The Company, as servicer, shall act as SPE’s collection agent for the relevant Securitized Asset Cost Charge.

Issued:	Effective:

Pursuant to Final Order

Dated:

Case PUR-2025-00116

APPALACHIAN POWER COMPANY	Appendix D Sheet No.-NBP-XXD

VA. S.C.C. TARIFF NO. 28

RIDER O.A.D. S.A.C.

(Open Access Distribution Service - Securitized Asset Cost Rider)

AVAILABILITY OF SERVICE

Effective with service rendered on or after Month Day, YEAR, the rates in Securitized Asset Cost Rider will be applied to all customer bills, rendered under the applicable Standard, O.A.D. and F.O.A.D. Schedules or Special Contracts. The S.A.C. Rider shall be calculated by multiplying the kWhs of energy and kWs of demand by the rates below.

Schedule	Energy Rate per kWh		Demand Rate per kW
SGS - (231F,233F,234F,2I3F,281F )	$0.000xx
GS-Secondary (261F)	Block 1	$0.000xx
	Block 2	$0.000xx
GS-Primary (263F)	Block 1	$0.000xx
	Block 2	$0.000xx
GS-Subtransmisson (265F)	Block 1	$0.000xx
	Block 2	$0.000xx
GS-Ttansmission (267F)	Block 1	$0.000xx
	Block 2	$0.000xx
LPS - Secondary (302F)			$0.0x
LPS - Primary (306F)			$0.0x
LPS - Subtrausmission (308F) (309F)			$0.0x
LPS - Transmission (310F)			$0.0x

Rates will remain in effect until modified by the Commission

This S.A.C. rider is subject to adjustment at least annually to ensure timely payment of principal, interest, and financing costs of securitized asset cost bonds from the effective date of the Securitized Asset Cost Rider until the securitized asset cost bonds have been paid in full or legally discharged and the financing costs have been fully recovered. Such adjustments can occur through the True-Up Mechanism or a Non-Standard True-Up, as approved by the Financing Order in Case No. PUR-2025-00116. As approved by the Commission, a special purpose entity (“SPE”), wholly owned by the Company, has been created and is the owner of the deferred fuel cost bonds which includes all rights to impose, bill, charge, collect, and receive relevant Securitized Asset Cost Charge and obtain periodic adjustment to such charges. The Company, as servicer, shall act as SPE’s collection agent for the relevant Securitized Asset Cost Charge.

Issued:	Effective:

Pursuant to Final Order

Dated:

Case PUR-2025-00116

Appendix D

VA. S.C.C. TARIFF NO. 28

RIDER O.A.D. S.A.C.

(Open Access Distribution Service - Securitized Asset Cost Rider)

AVAILABILITY OF SERVICE

Effective with service rendered on or after Month Day, YEAR, the rates in Securitized Asset Cost Rider will be applied to all customer bills, rendered under the applicable Standard, O.A.D. and F.O.A.D. Schedules or Special Contracts.

The S.A.C. Rider shall be calculated by multiplying the kWhs of energy and kWs of demand by the rates below:

Schedule	Energy Rate per kWh		Demand Rate per kW
SGS - (231F,233F,234F,213F,281F )	$0.000xx
GS-Secondary (261F)	Block 1	$0.000xx
	Block 2	$0.000xx
GS-Primary (263F)	Block 1	$0.000xx
	Block 2	$0.000xx
GS-Subtransntission (265F)	Block 1	$0.000xx
	Block 2	$0.000xx
GS-Transmission (267F)	Block 1	$0.000xx
	Block 2	$0.000xx
LPS - Secondary (302F)			$0.0x
LPS - Primary (306F)			$0.0x
LPS - Subtransmission (308F) (309F)			$0.0x
LPS - Transmission (310F)			$0.0x

This S.A.C. rider is subject to adjustment at least annually to ensure timely payment of principal, interest, and financing costs of securitized asset cost bonds from the effective date of the Securitized Asset Cost Rider until the securitized asset cost bonds have been paid in full or legally discharged and the financing costs have been fully recovered. Such adjustments can occur through the True-Up Mechanism or a Non-Standard True-Up, as approved by the Financing Order in Case No. PUR-2025-00116. As approved by the Commission, a special purpose entity (“SPE”), wholly owned by the Company, has been created and is the owner of the deferred fuel cost bonds which includes all rights to impose, bill, charge, collect, and receive relevant Securitized Asset Cost Charge and obtain periodic adjustment to such charges. The Company, as servicer, shall act as SPE’s collection agent for the relevant Securitized Asset Cost Charge.

Issued:	Effective:

Pursuant to Final Order

Dated:

Case PUR-2025-00116